Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

January 5, 2024

Spectral AI, Inc.

2515 McKinney Avenue
Suite 1000

Dallas, TX 75201

Ladies and Gentlemen:

We have acted as counsel to the Spectral AI, Inc., a corporation incorporated under the laws of the State of Delaware (the “Company”), in connection with the filing of the Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and resale by B. Riley Principal Capital II, LLC (the Selling Stockholder”) of up to 3,249,360 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) up to 3,209,360 shares of Common Stock (the “Purchase Shares”) that the Company may elect, in its sole discretion, to issue and sell to the Selling Stockholder, from time to time after the effective date of the Registration Statement, including the related prospectus contained therein and forming a part thereof (the “Prospectus”), pursuant to and subject to the satisfaction of the conditions contained in the purchase agreement between the Company and the Selling Stockholder dated as of December 26, 2023 (the “Purchase Agreement”) and (ii) 40,000 shares of Common Stock (the “Commitment Shares”) the Company issued to the Selling Stockholder pursuant to the Purchase Agreement on December 26, 2023, as partial consideration for the commitment of the Selling Stockholder to purchase shares of Common Stock at the election of the Company pursuant to the Purchase Agreement, in each case as described in the Prospectus. The Purchase Shares and the Commitment Shares are collectively referred to herein as the “Securities.”

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following: (i) the Second Amended and Restated Certificate of Incorporation of the Company in the form filed as Exhibit 3.1 to the Registration Statement, as filed with the Secretary of State of the State of Delaware on September 11, 2023 (the “Certificate of Incorporation”); (ii) the Amended and Restated Bylaws of the Company in the form filed as Exhibit 3.2 to the Registration Statement, as filed with the Commission on September 15, 2023; (iii) the Purchase Agreement in the form filed as Exhibit 10.9 to the Registration Statement; (iv) the registration rights agreement between the Company and the Selling Stockholder dated as of December 26, 2023 (the “Registration Rights Agreement”) in the form filed as Exhibit 10.10 to the Registration Statement; (v) resolutions adopted by the Board of Directors of the Company on December 22, 2023 relating to, and approving, the Purchase Agreement and the Registration Rights Agreement and the transactions contemplated thereby; (vi) the Registration Statement; (vii) the Prospectus; and (viii) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

For purposes of this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons, other than the Company, where authorization, execution and delivery are prerequisites to the effectiveness thereof. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

We have further assumed (i) that each sale of Purchase Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) that no more than 3,209,360 Purchase Shares will be sold under the Purchase Agreement and (iii) that the price at which the Purchase Shares are sold will equal or exceed the par value of the Purchase Shares. We express no opinion to the extent that future issuances of securities of the Company and/or antidilution adjustments to outstanding securities of the Company may cause the number of Purchase Shares then issuable under the Purchase Agreement to be greater than the number of shares of common stock that remain authorized under the Certificate of Incorporation but unissued or committed to be issued.

Our opinion herein is expressed solely with respect to the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that (i) the Commitment Shares have been duly authorized and validly issued and are fully paid and nonassessable and (ii) the Purchase Shares, when sold and issued against payment therefor in accordance with the Purchase Agreement, the Registration Statement and the Prospectus, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement and the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the DGCL be changed by legislative action, judicial decision or otherwise.

Very truly yours,

/s/ REED SMITH LLP

Reed Smith LLP